EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

     THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of April 2, 2009, is entered into by THE CLOROX COMPANY, a Delaware corporation (the “Borrower”), and the banks party hereto.

W I T N E S S E T H

     WHEREAS, the Borrower, the financial institutions party thereto, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents and Citicorp USA, Inc, as Servicing Agent are parties to the Credit Agreement dated as of April 16, 2008 (the “Credit Agreement”);

     WHEREAS, Borrower and Lehman Brothers Bank, FSB have agreed that the Commitment of Lehman Brothers Bank, FSB is to be terminated; and

     WHEREAS, the Borrower has requested and, subject to the conditions hereof, the Required Banks have agreed to amend the Credit Agreement to reflect the foregoing and to make the other changes set forth herein.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions; Interpretation.

          (a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as amended by this Amendment.

          (b) Interpretation. The rules of interpretation set forth in Article I to the Credit Agreement shall be applicable to this Amendment and are incorporated herein mutatis mutandis by this reference.

     SECTION 2. Amendment to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3, the Credit Agreement is hereby amended as follows:

          (a) Section 1.01 of the Credit Agreement is hereby amended to add the following defined terms in their appropriate alphabetical order:

     “Default Excess” means, with respect to any Defaulting Bank, the amount, if any, of such Defaulting Bank’s ratable portion of the aggregate outstanding principal amount of the Loans (calculated as if all Defaulting Banks (including such Defaulting Bank) had funded all of their respective Defaulted Loans) in excess of the aggregate outstanding principal amount of all Loans actually funded by such Defaulting Bank.

     “Default Period” means, with respect to any Defaulting Bank, the period commencing on the date such Bank becomes a Defaulting Bank and ending on the earliest of the following dates: (i) the date on which the Default Excess with respect to such Defaulting Bank has been reduced to zero and such Defaulting Bank has otherwise satisfied all of its obligations under this Agreement, provided such Defaulting Bank shall have delivered to the Borrower and the Servicing Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; (ii) the date on which the Defaulting Bank’s Commitment is terminated pursuant to Section 2.10(b) or assumed pursuant to Section 8.06; and (iii) the date on which the Borrower, the Servicing Agent and the Required Banks waive in writing all defaults of such Defaulting Bank under this Agreement.

     “Defaulted Loan” means any Loan that a Defaulting Bank has failed to make.

     “Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Committed Loans or participations in Reimbursement Obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Servicing Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower and/or the Servicing Agent in writing that it does not intend to comply with its obligations under Section 2.04 and/or Section 2.18 or has failed, within five Business Days, to confirm to the Borrower or the Servicing Agent upon written request its intention to comply with Section 2.04 and/or Section 2.18, or (d) has become insolvent or the subject of a bankruptcy or insolvency proceeding.

          (b) The definition of “Percentage” in Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso at the end of the first sentence thereof: “provided that the “Percentage” of any Bank whose Commitment has been terminated pursuant to Section 2.10(b) shall be deemed to be zero”.

          (c) The definition of “Required Banks” in Section 1.01 of the Credit Agreement is hereby amended to insert the following proviso at the end of such definition: “; provided that the Credit Exposure held, or deemed held, by any Defaulting Bank during the related Default Period shall be excluded for purposes of making a determination of Required Banks”.

          (d) Section 2.09(a) of the Credit Agreement is hereby amended to insert the following proviso at the end of the first sentence: “; provided that for purposes of such fee the Credit Exposure of a Defaulting Bank for each day during the related Default Period shall be deemed to be the sum of the aggregate principal amount of its Loans on such day”.

          (e) Section 2.10 of the Credit Agreement is hereby amended to insert an “(a)” prior to the first sentence and to insert the following clause (b):

     “(b) The Borrower shall have the right, at any time that no Default has occurred and is continuing, upon at least three Business Days’ notice to a Defaulting Bank (with a copy to the Servicing Agent), to terminate in full such Defaulting Bank’s Commitment. Such termination shall be effective, (1) with respect to such Defaulting Bank’s unused Commitment and its Commitment in respect of outstanding Letter of Credit Liabilities, on the date set forth in such notice (which date shall be no earlier than three Business Days after receipt of such notice), provided that the requirements of the last paragraph of Section 2.18(c), if applicable, shall have been satisfied, and (2) with respect to any Commitment in respect of outstanding Loans made by such Defaulting Bank, with respect to each Base Rate Loan outstanding to such Defaulting Bank, on the date set forth in such notice and, with respect to each Euro-Dollar Loan, Competitive Bid LIBOR Loan or Competitive Bid Absolute Rate Loan outstanding to such Defaulting Bank, on the last day of the then current Interest Period relating to such Loan. Upon a termination of a Defaulting Bank’s Commitment in respect of outstanding Loans, the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Loans owing to such Defaulting Bank. In addition, upon termination of a Defaulting Bank’s Commitment the Borrower shall pay any accrued facility fee and Letter of Credit Fee payable to such Defaulting Bank in respect of such Commitment pursuant to the provisions of Section 2.09, and all other amounts payable to such Defaulting Bank hereunder in respect of such Commitment (including, but not limited to, any increased costs or other amounts owing under Section 8.03 and any indemnification for Taxes under Section 8.04). Upon termination in full of a Defaulting Bank’s Commitment and the making of such payments, the obligations of such Defaulting Bank hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (x) such Defaulting Bank’s rights under Sections 2.18(e), 8.04(b) and 9.03, and its obligations under Section 9.07 shall survive such release and discharge as to matters occurring prior to such date and (y) no claim or any rights that the Borrower may have against such Defaulting Bank arising out of such Defaulting Bank’s default hereunder shall be released, prejudiced or impaired in any way. Subject to Section 2.17, the aggregate amount of the Commitments of the Defaulting Banks once reduced or terminated pursuant to this Section 2.10(b) may not be reinstated; provided further, however, that if pursuant to this Section 2.10(b), the Borrower pays or causes to be paid to a Defaulting Bank any principal of, or interest accrued on, the Loans owing to such Defaulting Bank, then the Borrower shall either (x) confirm to the Servicing Agent that the conditions set forth in Section 3.02(c) and (d) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks.”

          (f) Section 2.18(c) of the Credit Agreement is hereby amended by adding the new clause (vi) at the end thereof:

     “Notwithstanding anything to the contrary in this Agreement, no Bank shall be required to fund a Base Rate Loan pursuant to clause (ii) above or to fund a Reimbursement Obligation pursuant to clause (iii) above, in each case to the extent, but only to the extent, such funding would cause its Outstanding Committed Amount to exceed the amount of its Commitment. If any Letter of Credit Liabilities exist at the time a Bank’s Commitment is terminated pursuant to clause (i) of Section 2.10(b), and if such termination would (but for the immediately preceding sentence) cause the aggregate Outstanding Committed Amounts of the remaining Banks to exceed the aggregate Commitments of the remaining Banks, then the Borrower shall make arrangements satisfactory to the applicable Issuing Bank eliminating the risk of such Issuing Bank with respect to such excess, and if no such satisfactory arrangements are made within 15 Business Days, the Borrower shall cash collateralize the amount of such excess on terms satisfactory to such Issuing Bank (in which case any such cash collateral held by such Issuing Bank will be applied as a payment of its Reimbursement Obligations immediately prior to any exercise by such Issuing Bank of its rights to require the funding of participations in such Loans pursuant to this Section 2.18(c)).”

          (g) The Credit Agreement is hereby amended to add the following Section 2.20:

     “Section 2.20 Defaulting Banks. Notwithstanding anything contained in this Agreement to the contrary, (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to any Defaulting Bank shall have been reduced to zero or any such Defaulting Bank’s Credit Exposure in respect of outstanding Loans is terminated pursuant to Section 2.10(b) or assumed pursuant to Section 8.06, any prepayment of the Loans shall, if the Borrower directs at the time of making such prepayment, be applied to the Loans of the Banks other than such Defaulting Bank as if such Defaulting Bank had no Loans outstanding and (b) any Defaulting Bank’s unused Commitment shall be excluded for purposes of calculating the facility fee, and its Commitment shall be excluded for purposes of calculating the Letter of Credit Fee, payable to Banks pursuant to Section 2.09 in respect of any day during any Default Period with respect to any such Defaulting Bank (unless and until such Defaulting Bank’s Credit Exposure has been assumed pursuant to Section 8.06), and such Defaulting Bank shall not be entitled to receive any facility fee in respect of its unused Commitment, or Letter of Credit Fee in respect of its Commitment, pursuant to Section 2.09 during any Default Period with respect to such Defaulting Bank. No Commitment of any Bank shall be increased or otherwise affected (other than in accordance with Section 8.06), and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations hereunder shall not be excused or otherwise modified as a result of any failure by a Defaulting Bank to fund or the operation of this Section 2.20. The rights and remedies against a Defaulting Bank under this Section 2.20 are in addition to other rights and remedies that the Borrower, the Servicing Agent or any other Bank may have against such Defaulting Bank with respect to any failure by such Defaulting Bank to perform its obligations under the Agreement.”

          (h) Section 8.06 of the Credit Agreement is hereby amended to replace “or” with a “,” before “(ii)” and insert “or (iii) if any Bank is a Defaulting Bank or is the wholly-owned subsidiary of a Person that has become insolvent or the subject of a bankruptcy or insolvency proceeding” after “Section 8.03 or 8.04”.

          (i) Section 9.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 9.04 Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Banks (other than any Defaulting Banks during the related Default Period), and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Banks shall be shared by the Banks (other than any Defaulting Banks during the related Default Period) pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          (j) The Commitment Schedule is deleted in its entirety and replaced with the Commitment Schedule attached hereto.

     SECTION 3. Effective Date; Conditions to Effectiveness. This Amendment shall become effective as of the date hereof, subject to the satisfaction of each of the following conditions precedent:

          (a) This Amendment shall have been executed and delivered by the Borrower, the Required Banks and Lehman Brothers Bank, FSB;

          (b) The representations and warranties in Section 5 below shall be true and correct; and

          (c) All costs and expenses of the Administrative Agents, including the reasonable fees of Shearman & Sterling LLP as joint special counsel for the Administrative Agents, invoiced to the Borrower on or prior to April 2, 2009 shall have been paid.

     SECTION 4. Continuing Effect. Except solely with respect to the matters described in Section 2, this Amendment shall not limit or otherwise adversely affect the rights of the Banks, the Administrative Agents and the Servicing Agent under the Credit Agreement. Except solely with respect to the matters described in Section 2, the Banks, the Administrative Agents and the Servicing Agent reserve the right to insist on strict compliance with the terms of the Credit Agreement. This Amendment will not, either alone or taken with other waivers of provisions of the Credit Agreement, be deemed to create or be evidence of a course of conduct. Any future or additional waiver of any provision of the Credit Agreement shall be effective only if set forth in a writing separate and distinct from this Amendment and executed pursuant to Section 9.05 of the Credit Agreement. From and after the effectiveness of this Amendment, the Credit Agreement shall remain in full force and effect, without amendment or modification.

     SECTION 5. Representations and Warranties. The Borrower represents and warrants that (a) this Amendment has been duly authorized by the Borrower, (b) each person executing this Amendment on behalf of the Borrower has all requisite power and authority to execute this Amendment, (c) this Amendment is its legal, valid and binding obligation, enforceable against it in accordance with its terms and (d) after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement.

     SECTION 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 7. Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Banks, the Administrative Agents and the Servicing Agent and their respective successors and permitted assigns.

     SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall together constitute one and the same agreement.

     SECTION 9. Further References. On and after the effective date of this Amendment, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Banks under the Credit Agreement or constitute a waiver of any provision of any of the foregoing.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE CLOROX COMPANY, as the Borrower

By:	/s/ Laura Stein
	Name:	Laura Stein
	Title:	Senior Vice President – General Counsel

By:	/s/ Charles R. Conradi
	Name:	Charles R. Conradi
	Title:	Treasurer and Vice-President of Tax

Address:	1221 Broadway
Oakland, California 94612
Attention:	Michael Iracondo,
Senior Treasury Manager
Facsimile:	510-271-6590

[Amendment No. 1]

CITICORP USA, INC., as a Bank

By:	/s/ S.A. Sweeney
	Name:	Shannon Sweeney
	Title:	Vice President

Address:	1615 Brett Road
New Castle, DE 19720
Attention:	Bank Loan Syndications
Facsimile:	212-994-0847

[Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Vice President

Address:	270 Park Avenue
New York, NY 10017
Attention:	Collette Lobo
Telephone:	713-750-3510
Facsimile:	713-750-2782

[Amendment No. 1]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

Address:	301 South College St.
Charlotte, NC 28288
Attention:	Anita Johnston
Telephone:	704-590-3318
Facsimile:	704-715-0095

[Amendment No. 1]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Address:	1251 Avenue of the Americas
New York, NY 10020
Attention:	Jaime Velez
Telephone:	201-413-8586
Facsimile:	201-521-2304/2305

[Amendment No. 1]

BNP PARIBAS, as a Bank

By:	/s/ Curtis A. Price
	Name:	Curtis A. Price
	Title:	Managing Director

By:	/s/ Fikret Durmus
	Name:	Fikret Durmus
	Title:	Vice President

Address:	209 S. LaSalle - Suite 500
Chicago, IL 60604
Attention:	Curt Price
Telephone:	312-977-2232
Facsimile:	312-977-1380

[Amendment No. 1]

LEHMAN BROTHERS BANK, FSB, as a Bank

By:	/s/ Theodore Janulis
	Name:	Theodore Janulis
	Title:	Chairman

Address:	1271 6th Avenue, 46th Floor
New York, NY 10020
Attention:	Alexandra Ravener
Telephone:	212-526-6560
Facsimile:	212-520-0450

[Amendment No. 1]

WILLIAM STREET LLC, as a Bank

By:
Name:
Title:

Address:	1 New York Plaza, 40th Floor
New York, NY 10004
Attention:	Muhammad Khan
Telephone:	212-357-4350
Facsimile:	917-977-3966

[Amendment No. 1]

WELLS FARGO BANK, N.A., as a Bank

By:
Name:
Title:

Address:	201 Third Street, 8th Floor
MAC A0187-080
San Francisco, CA 94103
Attention:	Claire Gerndt
Telephone:	415-477-5294/5425
Facsimile:	415-979-0675

[Amendment No. 1]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Jennifer L. Loew
	Name:	Jennifer L. Loew
	Title:	Vice President - Credit Officer

Address:	One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:	Ronald Harapko
Telephone:	412-762-4753
Facsimile:	412-768-4586

[Amendment No. 1]

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ John P. Brazzale
	Name:	John P. Brazzale
	Title:	Senior Vice President

Address:	50 South LaSalle Street
Chicago, IL 60603
Attention:	Sharon Jackson
Telephone:	312-630-1609
Facsimile:	312-630-1566

[Amendment No. 1]

FIFTH THIRD BANK, as a Bank

By:	/s/ Gary Losey
	Name:	Gary S. Losey
	Title:	Vice President

Address:	38 Fountain Square Plaza
Cincinnati, OH 45202
Attention:	Christin Bell
Telephone:	513-358-1060
Facsimile:	513-358-0221

[Amendment No. 1]

COMMITMENT SCHEDULE

Wachovia Bank, National Association	$180,000,000
JPMorgan Chase Bank, N.A.	$180,000,000
Citicorp USA, Inc.	$180,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$150,000,000
BNP Paribas	$100,000,000
William Street LLC	$100,000,000
Wells Fargo Bank, N.A.	$75,000,000
PNC Bank, National Association	$50,000,000
The Northern Trust Company	$50,000,000
Fifth Third Bank	$35,000,000
Total Commitments	$1,100,000,000